Exhibit (d)(2)

225 Liberty Street, New York, NY 10281

February 4, 2017

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309

Attention:    John Zieser, Chief Development Officer, General Counsel

 Joe Ceryanec, Chief Financial Officer

Ladies and Gentlemen:

In connection with your and our consideration of a possible negotiated transaction (the “Transaction”) involving the acquisition of Time Inc. and its subsidiaries (collectively, “Tribeca”) by Meredith Corporation and its subsidiaries (collectively, “Midtown”), Tribeca and Midtown have each requested or may request information regarding the other party. Tribeca has agreed to furnish certain information to Midtown after the execution of this Agreement. As used in this letter agreement (this “Agreement”), the term “party” refers to Tribeca or Midtown, the term “providing party” refers to Tribeca with respect to information provided by or on behalf of Tribeca and to Midtown with respect to information provided by or on behalf of Midtown, and the term “receiving party” refers to Tribeca with respect to information provided by or on behalf of Midtown and to Midtown with respect to information provided by or on behalf of Tribeca, in each case, in connection with the Transaction. Each party, in consideration of receiving such information, agrees as follows:

1.    Evaluation Material. All information (written, oral or electronic) relating to a providing party, which a providing party or any of its directors, officers, employees, agents or advisers and, in the case of Midtown with Tribeca’s prior written consent (which may be provided by email and shall not be unreasonably withheld), potential debt financing sources (collectively, “Representatives”) furnishes or has furnished to the receiving party or any of its Representatives after the date hereof, in connection with the Transaction, and all notes, analyses, summaries, compilations, forecasts, studies or other written or electronic materials prepared by the receiving party or its Representatives which contain, are based on or reflect such information, are referred to in this Agreement as the providing party’s “Evaluation Material”. “Evaluation Material” does not include information (i) that is or becomes available to the public other than as a result of an act or omission by the receiving party in violation of this Agreement, or an act or omission by any of the receiving party’s Representatives that would be deemed to be a violation of this Agreement if the receiving party had taken such action or made such omission, (ii) that a receiving party or its Representative receives or has received on a non-confidential basis from a source other than the providing party or any of its Representatives, provided that such source is not known to the receiving party to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, (iii) that a receiving party or its

Representatives has received from the providing party or any of its affiliates or Representatives prior to the date hereof, without an obligation to maintain its confidentiality or that was subject to a separate confidentiality agreement, for purposes other than the receiving party’s evaluation of the Transaction or (iv) that was independently developed by the receiving party or its Representatives without the use of the Evaluation Material.

2.    Use of Evaluation Material. Each receiving party will disclose the providing party’s Evaluation Material only to the receiving party’s Representatives who need to know such information for the purpose of evaluating, structuring, financing, negotiating, implementing, consummating or otherwise assisting with the Transaction on behalf of the receiving party and who have been informed by the receiving party of the confidential nature of such Evaluation Material and instructed by the receiving party to comply with the terms of this Agreement. Each receiving party will keep the providing party’s Evaluation Material confidential and will use such Evaluation Material solely for the purpose of evaluating, structuring, financing, negotiating, implementing or consummating the Transaction. Each receiving party will be responsible for any actions taken by its Representatives who have not signed a separate confidentiality agreement with the providing party that would be deemed a breach of this Agreement if the receiving party had taken such actions. Notwithstanding the foregoing, each party acknowledges that the other party is involved in publishing, advertising, media and online businesses and is currently exploring, and anticipates exploring in the future, other such business opportunities, including opportunities similar to all or a portion of the other party’s business, and each party agrees that, subject to such party’s compliance with the confidentiality and use provisions of this Agreement, this Agreement shall not limit or restrict the other party in any way with respect to its various business endeavors.

3.    Insider Trading. Each party is aware, and will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

4.    Disclosure of Evaluation Material. In the event that a receiving party or any of its Representatives is requested or required by a governmental authority, a regulatory or self-regulatory authority or contractually appointed arbitrator or is required under applicable law, rule or regulation (including the rules of any securities exchange), to disclose any of the providing party’s Evaluation Material and/or Transaction Information (or to make any disclosure otherwise prohibited hereby), the receiving party will, to the extent not prohibited by law, rule or regulation or court or administrative order, give the providing party prompt written notice of such request or requirement

(including a list of the Evaluation Material and/or Transaction Information to be disclosed) so that the providing party may seek (at the providing party’s sole expense) an appropriate order or other remedy protecting such Evaluation Material and/or Transaction Information from disclosure, and the receiving party will cooperate, to the extent commercially reasonable and at the providing party’s expense, with the providing party to obtain such protective order or other remedy. In the event that such protective order or other remedy is not obtained or the providing party waives its right to seek such an order or other remedy, the receiving party (or its Representatives to whom such request is directed) may, without liability under this Agreement, furnish only that portion of the providing party’s Evaluation Material and/or Transaction Information which, on the advice of its counsel, the receiving party (or such Representatives) is requested or required to disclose, provided that the receiving party gives the providing party written notice of the information to be disclosed as far in advance of its disclosure as practicable and uses its commercially reasonable efforts, at the providing party’s sole expense, to obtain assurances that confidential treatment will be accorded to such information. Notwithstanding the foregoing, the receiving party’s Representatives may disclose Evaluation Material and/or Transaction Information in response to any audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority or auditor, without giving notice to the providing party thereof or cooperating with the providing party with respect thereto.

5.    Limitation on Representations and Warranties. Except as may be specifically provided in a definitive agreement between the parties or their respective affiliates with respect to a Transaction: (a) no providing party or Representative of a providing party has made or is making, and no receiving party is relying on, any representation or warranty, express or implied, regarding the accuracy or completeness of any Evaluation Material provided by or on behalf of the providing party, including without limitation any projections, estimates, budgets or information relating to the assets, liabilities, results of operations, condition (financial or otherwise), customers, suppliers or employees of the providing party, and (b) no providing party or Representative of a providing party shall have any liability to the receiving party or any of its Representatives relating to or resulting from the use of Evaluation Material provided by or on behalf of the providing party.

6.    Joint Ventures; Financing; Confidentiality of Potential Transaction. In considering a Transaction and reviewing the other party’s Evaluation Material, each party is acting solely on its own behalf and not as part of a group with, or as a representative of or agent for, any unaffiliated parties. Neither party will, directly or indirectly, enter into any agreement, arrangement or understanding with any person, including without limitation a joint bidder, equity investor or other equity financing source, regarding a Transaction, provided that a party may enter into agreements, arrangements or understandings with its advisers regarding their services in connection with such party’s evaluation of, structuring, financing, negotiating, implementing or consummating a Transaction. In addition, each party will not, directly or indirectly, enter into any agreement, arrangement or understanding (whether written or oral), or have any discussions that may lead to such agreement, arrangement or understanding, with any person, that has or would have the effect of requiring such person to provide such party with financing or other potential sources of capital or financial advisory services on an exclusive basis in connection with a Transaction. Each party further agrees not to discourage financial institutions or financial advisors from being retained by other bidders or potential bidders as advisors for a transaction involving the other party. Neither party nor any of its Representatives will disclose or directly or indirectly comment on the existence or terms of this Agreement or the fact that the Evaluation Material has been made available or that discussions or negotiations are taking place, or have taken place, concerning a Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof) (collectively, the “Transaction Information”), provided that a party may make disclosures regarding the status of negotiations as required by law or to correct false or misleading statements or reports that did not originate from such party or any of its Representatives. Each party understands and acknowledges that neither the other party nor any of its Representatives, by virtue of this Agreement or receiving Evaluation Material, will obtain any title to, or any other ownership interest in, any Evaluation Material.

7.    Transaction Process. Except with the prior permission of the other party, all (i) communications regarding a Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) questions regarding procedure, in each case that are directed to the other party, must be directed to Christopher Bartlett of Morgan Stanley & Co. LLC (or to other Representatives designated by such person), in the case of requests regarding Tribeca, and Joe Ceryanec, Chief Financial Officer of Midtown (or to other Representatives designated by such person), in the case of requests regarding Midtown. Each party agrees not to (and to cause its Representatives not to) contact (other than in the ordinary course of business and unrelated to a Transaction) any stockholder, director, officer, employee or agent of the other party, or any customer, supplier or other person having a business relationship with the other party, regarding the other party, the other party’s assets, business, operations, affiliates, personnel, prospects or finances, the Evaluation Material or a Transaction, except with the prior written permission of the other party.

8.    Non-Solicitation. For a period of eighteen (18) months from the date of this Agreement, neither party will employ or attempt to employ or divert any person known to such party to be an employee of the other party who such party has had contact with (including contact in person, by telephone or by email) in connection with the Transaction, provided that such hiring party may engage in general solicitations of employment not specifically directed at employees of the other party and hire any current or former employee of the other party (i) who responds to any such general solicitation or (ii) whose employment is terminated by the other party at least three months prior to the commencement of employment discussions between the hiring party and such person.

9.    Standstill. Each of Tribeca and Midtown represents to the other that, other than interests in mutual funds or other investment funds in which it does not have authority over investment decisions, neither it nor its affiliates beneficially own any securities entitled to be voted generally in the election of directors of the other or any direct or indirect options or other rights to acquire any such securities. During the Standstill Period, no party will (and no party will assist, encourage or participate in efforts by others to), directly or indirectly, without having been specifically requested to do so in writing by the other party’s board of directors: (i) propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person directly or indirectly, any form of business combination, acquisition, restructuring, recapitalization or other transaction involving the other party or its successors, (ii) acquire, or offer, propose, seek or agree to acquire, by purchase or otherwise, ownership (including as a beneficial owner) of any voting securities of the other party or its successors or any of its or their assets, or any options or other rights to acquire any such ownership from a third party or otherwise; (iii) seek or propose to influence or control, through a proxy solicitation or otherwise, the board of directors, management or policies of the other party or any of its successors; (iv) participate in or encourage the formation of any group that owns or seeks or offers to acquire beneficial ownership of any voting securities of the other party or seeks to affect control of the other party or for the purpose of circumventing any provision of this Agreement; or (v) make any public disclosure, or take any action, including requesting a waiver or modification of any provision of this paragraph, that could require the other party or any of its successors to make any public disclosure, with regard to any of the foregoing actions. Each party may make requests (but only privately to the other and not publicly) for amendments, waivers, consents under or agreements not to enforce this Section 9 during the Standstill Period.

“Standstill Period” means the eighteen (18) month period beginning on the date hereof; provided that the Standstill Period and corresponding restrictions shall expire immediately if the providing party (i) enters into a definitive agreement to engage in, or makes a public announcement with respect to, a business combination, recapitalization or other transaction that would result in an acquisition, directly or indirectly, by any other person or group of all or substantially all of the voting securities or assets of the providing party or (ii) an unsolicited tender offer or exchange offer is commenced for at least a majority of the providing party’s voting securities and the providing party’s board of directors recommends in favor of such offer within ten business days after its commencement.

The providing party agrees that it will not assert that the other provisions of this Agreement restrict any of the actions contemplated by this Section 9 or Section 6 after the expiration or termination of the Standstill Period.

10.    Non-Binding Transaction. Unless and until a definitive agreement between the parties or their respective affiliates or stockholder(s) with respect to any Transaction has been executed and delivered, neither party nor any of its stockholders or affiliates will be under any legal obligation of any kind whatsoever with respect to a Transaction. Each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party or its Representatives with regard to the Transaction and to terminate discussions and negotiations at any time and for any or no reason.

11.    Return, Destruction of Evaluation Material. If either party determines not to proceed with the Transaction, it will promptly notify the other party of such decision. In that case, or at any time at a providing party’s request, each receiving party will, and will direct its Representatives to, promptly (and in any event within 10 business days) return to the providing party or destroy (at the receiving party’s option) the Evaluation Material received by the receiving party from the providing party and its Representatives and provide written confirmation to the providing party of the receiving party’s compliance with this paragraph, provided that neither party nor any of its Representatives will be required to erase electronically stored Evaluation Material that has been saved to a back up file in accordance with ordinary electronic back-up practices, legal or regulatory requirements or internal document retention policies or professional standards, on the condition that, except as otherwise required by applicable law (i) personnel whose functions are not primarily information technology, legal or compliance do not access such retained copies, and (ii) personnel whose functions are primarily information technology, legal or compliance in nature access such copies only as reasonably necessary for the performance of their information technology, legal or compliance duties (e.g., for purposes of system recovery). Notwithstanding the return, destruction or retention of Evaluation Material (including orally communicated Evaluation Material), each party and its respective Representatives will continue to be bound by the obligations of confidentiality and other obligations hereunder until such obligations expire pursuant to Section 16 or this Agreement is otherwise terminated by the parties.

12.    Conflict Waiver. Tribeca and/or its directors have engaged Debevoise & Plimpton LLP (“Counsel”) as legal counsel in connection with the Transaction and related matters. Counsel may also, now or in the future, represent Midtown or one or more of its affiliates in connection with unrelated matters. By entering into this Agreement, Midtown and its Representatives (i) consent to the continued representation of Tribeca and/or its directors by Counsel in connection with the Transaction and (ii) waive any actual or alleged conflict of Counsel that may arise from Counsel’s representation of Tribeca and/or its directors in connection with the

Transaction. In addition, Midtown hereby acknowledges that it has obtained independent legal advice with respect to this consent and waiver. Midtown further agrees on its behalf and on behalf of its affiliates that Counsel is a third party beneficiary of the matters set forth in this Section 12. Nothing contained herein shall be deemed to constitute a waiver of any privilege or consent to the disclosure of any Evaluation Material.

13.    Remedies. The parties agree that money damages would not be a sufficient remedy for any breach of this Agreement and, in addition to all other remedies available under applicable law, each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach by the other party or its Representatives. Each party will not (and will direct its Representatives not to) oppose the granting of such relief and will waive any requirement for the posting of any bond or other security in connection therewith.

14.    Amendments; Non-Waiver of Rights; Entire Agreement; Counterparts. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and signed by each party. No failure or delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement. In the event of any conflict between the terms of this Agreement and the terms of any user, click-through or other similar agreement with respect to any electronic, online or web-based data room established by or for the receiving party in connection with a Transaction, the terms of this Agreement shall prevail and no such terms or conditions of use or confidentiality or non-disclosure provision required to be acknowledged to access any such on-line data room will be considered binding on the receiving party or its Representatives, provided that each party and its Representatives will be bound by any terms of access contained in any electronic data room related to (i) downloading, scanning, copying, printing or otherwise capturing any information contained in the electronic data room or (ii) circumvention of any security features. This Agreement may be executed in one or more counterparts (including via facsimile or other electronic transmission), each of which will be deemed an original copy of this Agreement, and all of which, taken together, shall be deemed to constitute one and the same agreement.

15.    Governing Law; Forum. This Agreement and any dispute arising hereunder or in connection with the matters contemplated hereby, whether in contract, tort or otherwise, shall be governed in all respects by the internal laws of the State of Delaware without giving effect to Delaware principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. In the event of any litigation arising hereunder or in connection with the matters contemplated hereby, each party agrees to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such litigation may be brought in any federal court located in the State of Delaware or any other Delaware state court.

16.    Term. Except as otherwise set forth herein, this Agreement shall remain in effect for a period of two years after the date first set forth above; provided that such expiration shall not impair the rights of any parties that may have accrued on or before such termination.

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Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

TIME INC.

By:	/s/ Susana D’Emic
Name: Susana D’Emic
Title: Chief Financial Officer

Confirmed and agreed to as

of the date first written above:

MEREDITH CORPORATION

By:	/s/ John Zieser
Name: John Zieser
Title: Chief Development Officer, General Counsel

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